EXHIBIT 99.1

Thursday March 16, 9:03 am Eastern Time

Company Press Release

RSL COM Acquires REDNET, UK'S Premier Business-to-Business ISP

- UK's fourth largest international carrier, RSL COM accelerates UK move into business-to-business Internet service provision

-     RSL COM now operates Internet related services in 13 countries

RSL Communications, Ltd. (Nasdaq: RSLC - news) today announced that it has reached a definitive agreement to acquire London-based REDNET, one of the United Kingdom's leading business-to-business Internet Service Providers (ISPs). Terms were not disclosed. The agreement is subject to customary closing conditions.

The move heralds a new drive by RSL COM to lead the market for supplying integrated voice, data and Internet communication services to Small and Medium Enterprises (SMEs) and corporations throughout the UK. It follows RSL COM's recent announcement of record fourth quarter consolidated and European results and plans to emphasize the growth of its European data and Internet business. Acquiring REDNET contributes significantly to RSL COM's fixed-line and mobile voice client-base. REDNET specialises in providing networking and Internet solutions to the SME market.

REDNET is one of the UK's original business-to-business ISPs. Since its inception in 1992, REDNET has been consistently voted one of the UK's fastest connecting ISPs by the leading trade title, "Internet Magazine"(1).

"The motivation for this deal was the synergy between the strengths of both companies. REDNET is a major force in business-to-business Internet provisioning and RSL COM is a leading brand in fixed, mobile and data communications," says Barry Mowbray, Managing Director of the UK and Benelux. "In the past, the UK's Small and Medium Enterprise sector has suffered from high pricing and poor service from traditional telecom suppliers. Together, RSL COM and REDNET will become the total communications supplier of choice to the SME market by providing them, for the first time, with the broadest, most advanced portfolio of communication products available."

Mike Revell, Managing Director of REDNET will continue in charge of REDNET's operations and is expected to assume additional responsibilities at RSL COM UK. He said, " Our relationship with RSL COM will allow us to offer our customers a complete range of integrated voice, Internet and data services as well as access through a RSL COM's network infrastructure across the UK and Europe. RSL COM shares our commitment to provide the SME market with high quality products and services within the converging voice and data marketplace" Today's announcement is part of a wider strategy by RSL COM to be a major player in integrated communication services across Europe. In the last three months, RSL COM has also acquired Prime Line AG, a Switzerland-based telephony and Internet service provider, and taken a majority stake in VIP Tietoverkot Oy, a Finnish Internet Service Provider. RSL COM currently provides a variety of Internet related services in 13 countries and operates Internet Service Providers in five countries.

Itzhak Fisher, President and Chief Executive Officer of RSL COM, said, "The acquisition of REDNET further accelerates RSL COM's presence in the European market for data and Internet service offerings and is an example of our commitment to reach our goals quickly. RSL COM will continue to aggressively pursue opportunities to provide integrated communications solutions to our customers and to obtain the best talent in the industry."

About REDNET

Founded in 1992, REDNET is a leading networking and Internet solutions provider, specializing in the key areas of communication: Internet services and end-to-end cross platform network integration. With over 8 years of networking experience, REDNET is able to offer customized solutions for every business environment, specifically local and wide area networks, and remote access solutions. Consistently voted amongst the fastest ISPs in the UK*, REDNET offers an extensive range of Internet solutions, including ISDN and Leased Line access, web design, hosting and e-commerce. REDNET's business partners include Cisco, 3com and Shiva. For further information, please visit REDNET on the World Wide Web at www.red.net

About RSL COM UK
RSL COM UK is the largest independent supplier of mobile telephony in the UK and the fourth largest international carrier in the UK. Last year, the company announced an investment of (pound)16.2 million for installation of a United Kingdom fiber optic network. The new network will have the initial capacity to carry more than 30,000 simultaneous voice, data or Internet calls and may be expanded to handle up to a quarter of a million simultaneous calls or equivalent data traffic.

About RSL COM
RSL Communications, Ltd., is a rapidly growing facilities based communications company that provides a broad range of data/Internet, voice and value-added product and service solutions primarily to small and medium sized businesses and residential customers in selected markets around the globe. Through our subsidiary, deltathree.com, RSL COM also owns and operate a privately managed Internet Protocol (IP) telephony network with 45 points of presence in 29 countries around the world. RSL COM is headquartered in Hamilton, Bermuda with executive offices in New York City. The web address is http://www.rslcom.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. For a detailed discussion of these cautionary statements, risk factors and uncertainties please refer to the Company's recent filings with the Securities and Exchange Commission.

(1) Source: Internet Magazine (May, June, August and September 1999).

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Contact:
     RSL Communications, Ltd.
     Alan Garratt, 212/445-7438
     agarratt@rslcom.com
     Mobile:  201/456-0918
     Fax:  212/445-7528